SIDE LETTER RE:  SECTION 8.8

Ameriwood Industries
171 Monroe Street N.W. Suite 600
Grand Rapids,  Michigan  49503

Ladies and Gentlemen:

Reference is made to that certain Letter of Credit Agreement dated as of November 1, 1986 as amended (such Letter of Credit Agreement as so amended being hereinafter referred to as the "Letter of Credit Agreement"), currently in effect between Ameriwood Industries International Corporation (the "Company") and the undersigned (the "Bank"), relating to the $5,000,000 aggregate principal amount of Variable/Fixed Rate Industrial Development Revenue Bonds, Series 1986 (Rospatch Corporation Project) of the Michigan Strategic Fund. Upon your acceptance hereof in the space provided for that purpose below, this Side Letter RE: Section 8.8 shall serve as an agreement between us with respect to the Letter of Credit Agreement.

WHEREAS, the Company and the Bank have entered in to a Credit Agreement dated as of January 13, 1995, as amended, by and among the Company and the Bank, individually and as agent for itself and the other banks which may from time to time become parties thereto; and

WHEREAS, the Company and the Bank have, in Section 5.3 of the Letter of Credit Agreement, incorporated by reference, among other provisions, the agreements, covenants, obligations and undertakings contained in the provisions of Sections 8.1 to 8.16, inclusive, of the Credit Agreement; and

WHEREAS, Section 5.3 o the Letter of Credit Agreement provides that any amendments or modifications to the Credit Agreement shall not be effective as to the Letter of Credit Agreement unless consented to in writing by the Bank; and

WHEREAS, the Company and the Bank have amended the provisions of Section
8.8 of the Credit Agreement to be and to read as follows:

Section 8.8  Funds from Operations to Indebtedness for Borrowed Money.
As of the fiscal quarter ending on March 31, 1996 and June 30, 1996 the Company shall have a ratio for the period of four calendar quarters then ending of Funds from Operations to Indebtedness for Borrowed Money as of such day of not less than .20 to 1.0, as of the fiscal quarter ending on September 30, 1996 the Company shall have a ratio for the period of four calendar quarters then ending of Funds from Operations to Indebtedness for Borrowed Money as of such day of not less than .30 to 1.0 and as of the last day of each calendar quarter thereafter the Company shall have a ratio for the period of four calendar quarters then ending of Funds from Operations to Indebtedness for Borrowed Money as of such day of not less than .40 to 1.0;

NOW THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, the Company and the Bank agree that Section 5.3 of the Letter of Credit Agreement shall apply and refer to Section 8.8 of the Credit Agreement as amended and described above.

This Side Letter Re: Section 8.8 may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument. No reference to this Side Letter Re: Section 8.8 need be made in any instrument or document at any time referring to the Letter of Credit Agreement. This Side Letter RE: Section 8.8 shall be construed and governed by and in accordance with the laws of the State of Illinois.

Dates as of this 2nd day of August 1996

                                   HARRIS TRUST AND SAVINGS BANK


                                   By  /s/ Peter Krawchuk
                                   ----------------------------------
                                   Its Vice President

Accepted and agreed to as of the day and year last above written.

                                   AMERIWOOD INDUSTRIES INTERNATIONAL CORP.
                                   formerly known as Rospatch Corporation


                                   By /s/ Craig G. Wassenaar
                                   -------------------------
                                   Its Chief Financial Officer